EXHIBIT 3.128

Articles of Incorporation

(Prepare in Triplicate)

of

MINE MAINTENANCE, INC.

The Corporation is incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania for the purpose of transacting any and all lawful business for which corporations may be incorporated thereunder, including, without limitation, the purchase, sale, import and export of cannel, bituminous, and other coal, in the Commonwealth of Pennsylvania and elsewhere in the United States and in any foreign country.

Number and Class of Shares	Stated Par Value Per Share if Any	Total Authorized Capital	Term of Existence
1,000 Common Shares	$10.00	$10,000.00	Perpetual

Name	Address	Number of Shares
Anthony J. Polito, Esq.	Corcoran, Hardesty, Ewart, Whyte & Polito, P.C. Suite 210, Two Chatham Center, Pittsburgh, PA 15219	1 share common

IN TESTIMONY WHEREOF, the incorporator(s) has (have) signed and sealed the Articles of Incorporation this 18 day of September 1984.

/s/ Anthony J. Polito

Anthony J. Polito, Esq.

The shareholders shall not have the right to cumulate their votes in the election of Directors of the Corporation.